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                                EXHIBIT 21.1

                         SUBSIDIARIES OF THE COMPANY



             NAME                          STATE OF INCORPORATION
             ----                          ----------------------
Intensiva Hospital of Oklahoma City, Inc.         Missouri
Intensiva Hospital of Greater St. Louis, Inc.     Missouri
Intensiva Hospital of Eastern Oklahoma, Inc.      Missouri
Intensiva Hospital of Indianapolis, Inc.          Missouri
Intensiva Hospital of Evansville, Inc.            Missouri
Intensiva Hospital of Northwest Indiana, Inc.     Missouri
Intensiva Hospital of Kansas City, Inc.           Missouri
Intensiva Hospital of Akron, Inc.                 Missouri
Intensiva Hospital of Corpus Christi, Inc.        Missouri
Intensiva Hospital of Columbus, Inc.              Missouri
Intensiva Hospital of Muskegon, Inc.              Missouri
Intensiva Hospital of Fort Wayne, Inc.            Missouri

Exhibit 21.1